                                                                       Exhibit 8
                                                                       ---------


                              February 23, 1998


Prentiss Properties Trust
3890 W. Northwest Highway, Suite 400
Dallas, Texas  75220

A.G. Edwards & Sons, Inc.
One North Jefferson Avenue
St. Louis, Missouri  63103

                           Prentiss Properties Trust
                           -------------------------
                               Qualification as
                               ----------------
                         Real Estate Investment Trust
                         ----------------------------

Ladies and Gentlemen:

  We have acted as counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Trust"), in connection with (i) the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on October 16, 1997 (No. 333-38079), as amended through the date hereof (the "Registration Statement"), (ii) the offering and sale (the "Offering") of 1,198,157 common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Trust pursuant to a prospectus dated October 24, 1997 (the "Prospectus") and a related prospectus supplement dated February 18, 1998 (the "Prospectus Supplement") relating to the Registration Statement, and (iii) the Trust's contribution of the net proceeds of the Offering to Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), in exchange for an additional limited partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

  As of February 5, 1998, the Operating Partnership owns, directly or indirectly, equity interests in 217 office and industrial properties (the "Properties"). The Operating Partnership owns and will own interests in certain Properties through subsidiary partnerships, joint ventures, and limited liability companies (collectively, the "Noncorporate Subsidiaries").

  The Company owns 100% of the stock of Prentiss Properties I, Inc., a Delaware corporation and the general partner of the Operating Partnership ("PP I"). The Operating Partnership owns all of the nonvoting stock of Prentiss Properties Limited, Inc., a Delaware corporation ("PPL"), representing 95% of the economic interests therein. All of the voting stock of PPL, representing 5% of the economic interests therein, is owned by Michael
V. Prentiss. PPL owns 100% of the outstanding stock of Prentiss Properties II, Inc., a Delaware corporation ("PP II"). The Operating Partnership also owns all of the nonvoting stock of Prentiss Properties Limited II, Inc., a Delaware corporation ("PPL II"), representing 95% of the economic interests therein. All of the voting stock of PPL II, representing 5% of the economic interests therein, is owned by Michael V. Prentiss.

          In giving this opinion, we have examined the following:

1. the Trust's Amended and Restated Declaration of Trust, as duly filed with the Department of Assessments and Taxation of the State of Maryland on October 16, 1996;

2.    the Trust's Bylaws;

3.    the Prospectus and the Prospectus Supplement;

4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated October 22, 1996 (the "Operating Partnership Agreement"), among PP I, as general partner, and several limited partners;

5. the partnership agreements, joint venture agreements, and operating agreements of the Noncorporate Subsidiaries (together with the Operating Partnership Agreement, the "Partnership Agreements");

6.    the Articles of Incorporation and Bylaws of PPL;

7.    the Articles of Incorporation and Bylaws of PPL II;

8. the Amended and Restated Certificate of Incorporation and the Bylaws of PP II; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 1998 and future taxable years, the Trust has operated and will continue to operate in a manner that makes and will continue to make the